EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference to the Registration Statement on Form S-1 (No. 333-121563) and Form S-8 (Nos. 333-70838 and 333-49396) of Communication Intelligence Corporation of our report dated February 17, 2006, (which report expresses an unqualified opinion and includes an explanatory paragraph that raises substantial doubts about the entity’s ability to continue as a going concern), relating to the consolidated financial statements which appear in this form 10-K.

/s/ Stonefield Josephson, Inc.
San Francisco, California
March 23, 2007